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Exhibit 99.27
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Contact:       Jerry B. Hook, Ph.D.               Ronald H. Spair
               Chairman, President & CEO          Senior Vice President & CFO
               Sparta Pharmaceuticals, Inc.       Sparta Pharmaceuticals, Inc.
               (215) 442-1700, Ext. 205           (215) 442-1700, Ext. 207

FOR IMMEDIATE RELEASE

            Sparta Stockholders Approve Reverse Stock Split
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Horsham, PA, May 11, 1998, Sparta Pharmaceuticals, Inc. (NASDAQ: SPTA, SPTAU,
SPTAW, SPTAZ AND SPTAL) announced today that its Stockholders have approved an amendment to its Restated Certificate of Incorporation, which will effect a one-for-five reverse stock split of the Company's Common Stock (the "Reverse Split"). It is expected that the post-Reverse Split Common Stock will begin trading on the Nasdaq SmallCap Market, on May 13, 1998, under the trading symbol SPTAD. The Common Stock will continue to trade for 20 business days under the symbol SPTAD after which time it will revert back to trading under the symbol SPTA. The Company will be notifying all of its current Common Stockholders of the need to send their share certificates to the Company's Transfer Agent (First City Transfer Company) so that new certificates representing shares of post Reverse Split Common Stock can be issued.

Holders of outstanding shares of the Company's Series B' Convertible Preferred Stock ("Series B' Preferred Stock") will also be affected by the reverse stock split. The conversion rate of the Series B' Preferred Stock into shares of Common Stock will be modified from the current rate of 13 1/3 shares of Common Stock issuable upon conversion of one share of Series B' Preferred Stock to 2 2/3 shares of Common Stock issuable upon conversion of one share of Series B' Preferred Stock. A separate notice outlining the adjustments will be mailed to all holders of Series B' Preferred Stock.

The Company has outstanding 1,265,000 Class A Common Stock Warrants ("Class A Warrants") and 1,265,000 Class B Common Stock Warrants ("Class B Warrants") which will be affected by the reverse stock split. The warrant exercise price for each of the Class A Warrants and Class B Warrants is $4.99 and $8.25, respectively. Although the total number of each class of warrants outstanding and the current exercise prices will remain the same, the number of shares of Common Stock issuable upon exercise of each warrant will decrease from 1.2 shares of Common Stock to .24 shares of Common Stock. The Class A Warrants and Class B Warrants will continue to trade under the symbols SPTAW and SPTAZ, respectively. A separate notice outlining the adjustments will be mailed to all holders of Class A Warrants and Class B Warrants.

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Prior to the approval of the reverse stock split, the Company had 11,309,722
Class C Common Stock Warrants ("Class C Warrants") outstanding, each exercisable for one share of Common Stock, at an exercise price of $1.50. In connection with the approval of the reverse split, and as provided for under the terms of the governing Warrant Agreement, the Company has elected to reverse split the Class C Warrants such that approximately 2,261,944 Class C Warrants will be outstanding, each exercisable for one share of post Reverse Split Common Stock, at an exercise price of $7.50 per warrant. The Company will be notifying all of its current Class C Warrantholders of the need to send their warrant certificates to the Company's Transfer Agent so that new certificates representing Class C Warrants for post Reverse Split Common Stock can be issued. It is expected that the post-Reverse Split Class C Warrant will begin trading on the Nasdaq SmallCap Market, on May 13, 1998, under the trading symbol SPTLD. The Class C Warrant will continue to trade for 20 business days under the symbol SPTLD after which time it will revert back to trading under the symbol SPTAL.

The adjustments made to the Common Stock, Class A Warrants and Class B Warrants as a result of the Reverse Split will have a corresponding affect on the Units trading under the symbol SPTAU. Prior to the Reverse Split, each Unit consisted of one share of Common Stock, one Class A Warrant and one Class B Warrant. After giving effect to the Reverse Split, each Unit will consist of two-tenths of a share of Common Stock, one Class A Warrant and one Class B Warrant. It is expected that the post-Reverse Split Unit will begin trading on the Nasdaq SmallCap Market, on May 13, 1998, under the trading symbol SPTUD. The Unit will continue to trade for 20 business days under the symbol SPTUD after which time it will revert back to trading under the symbol SPTAU.

Holders of outstanding stock options granted under the Company's 1991 Stock Plan and holders of warrants issued to other parties will be notified of required adjustments to their securities.

Sparta is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders, chronic metabolic diseases and inflammation. The Company has focused on acquiring compounds that have been previously tested in humans and animals and technologies that may improve the delivery or effectiveness of previously tested, and in some cases marketed, drugs. Sparta's portfolio of compounds in development includes four potential oncology products and one for the treatment of Type II diabetes in clinical trials and an emerging platform technology in recombinant and small molecule protease inhibitors.

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